UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333- 205145

FORM S-8

REGISTRATION STATEMENT NO. 333-172129

FORM S-8

REGISTRATION STATEMENT NO. 333-157711

FORM S-8

REGISTRATION STATEMENT NO. 333-151293

FORM S-8

REGISTRATION STATEMENT NO. 333-136280

FORM S-8

REGISTRATION STATEMENT NO. 333-125971

UNDER THE SECURITIES ACT OF 1933

ANADIGICS, Inc.
(Exact name of registrant as specified in its charter)
Delaware	22-2582106
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

141 Mt. Bethel Road, Warren, NJ 07059	07059
(Address of principal executive offices)	(Zip Code)

908-668-5000
(Registrants telephone number, including area code)

2016 EMPLOYEE STOCK PURCHASE PLAN

2015 LONG TERM INCENTIVE AND SHARE AWARD PLAN

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

SHARE OPTION AGREEMENT

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(Full title of the plans)

Ronald Michels

Chief Executive Officer

ANADIGICS, Inc.

141 Mt. Bethel Road

Warren, New Jersey 07059

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(Name and address of agent for service)

(908) 668-5000

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(Telephone number, including area code, of agent for service)

With a Copy to:

W. Raymond Felton

Greenbaum, Rowe, Smith & Davis LLP

Metro Corporate Campus One ~ Fourth Floor

99 Wood Avenue South

Iselin, New Jersey 08830

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

	Large accelerated Filer	Accelerated Filer	Non-accelerated Filer	Smaller Reporting Company
ANADIGICS, Inc.	Yes ☐ No ☒	Yes ☒ No ☐	Yes ☐ No ☒	Yes ☐ No ☒

EXPLANATORY NOTE

Anadigics, Inc. (the “Company”) is filing this Post-Effective Amendment to the Registration Statements on Forms S-8 listed below (collectively, the “Registration Statements”):

•

Registration Statement No. 333-205145, filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2015, registering 15,000,000 shares of the Company’s Common Stock, par value $0.001 per share (“Shares”) under the 2016 Employee Stock Purchase Plan and the 2015 Long Term Incentive and Share Award Plan;

•

Registration Statement No. 333-172129, filed with the Commission on February 9, 2011, registering 7,000,000 Shares under the Amended and Restated Employee Stock Purchase Plan and the Amended and Restated 2005 Long-Term Incentive and Share Award Plan;

•	Registration Statement No. 333-157711, filed with the Commission on March 5, 2009, registering 700,000 Shares under the Share Option Agreement between the Company and Mario Rivas;

•

Registration Statement No. 333-151293, filed with the Commission on May 30, 2008, registering 7,600,000 Shares under the Amended and Restated Employee Stock Purchase Plan and the Amended and Restated 2005 Long-Term Incentive and Share Award Plan;

•	Registration Statement No. 333-136280, filed with the Commission on August 3, 2006, registering 2,750,000 Shares under the Amended and Restated 2005 Long-Term Incentive and Share Award Plan; and

•

Registration Statement No. 333-125971, filed with the Commission on June 20, 2005, registering 3,700,000 Shares under the 2005 Long-Term Incentive and Share Award Plan and the Amended and Restated Employee Stock Purchase Plan.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 15, 2016 and amended February 1, 2016 and February 29, 2016, by and among the Company, II-VI Incorporated (“II-VI”) and Regulus Merger Sub, Inc. (“Merger Sub”), on March 14, 2016, Merger Sub completed its tender offer for all of the outstanding common stock of the Company by accepting for payment, and paying for, all Shares validly tendered and not withdrawn prior to the expiration of the tender offer, resulting in Merger Sub owning no less than 47,782,407 shares, or approximately 52.92%, of the Company’s common stock. Pursuant to the terms of the Merger Agreement, II-VI and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”), whereby each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by any stockholders who properly perfected a demand for appraisal in connection with the Merger) will be converted into the right to receive $0.85 in cash, without interest, less any applicable withholding taxes, except for Shares then owned by the Company, II-VI, Merger Sub or any of their respective wholly owned subsidiaries, which Shares will be cancelled for no consideration. As a result of the Merger, the Company will become a wholly owned subsidiary of II-VI.

As a result of the completion of the tender offer and the anticipated completion of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statements to deregister all Shares registered under the Registration Statements that remain unsold as of March 14, 2016.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Warren, State of New Jersey, on March 15, 2016.

ANADIGICS, INC.

By: /s/ Ronald Michels

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Ronald Michels

Chairman and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Michels	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	March 15, 2016
Ronald Michels

/s/ Terrence Gallagher	Executive Vice President and Chief Financial Officer (Principal Financial Accounting Officer)	March 15, 2016
Terrence Gallagher

/s/ Ronald Rosenzweig	Director	March 15, 2016
Ronald Rosenzweig

/s/ David Fellows	Director	March 15, 2016
David Fellows

/s/ Richard Kelson	Director	March 15, 2016
Richard Kelson

/s/ Harry T. Rein	Director	March 15, 2016
Harry T. Rein

/s/ Dennis F. Strigl	Director	March 15, 2016
Dennis F. Strigl